Exhibit 23.4

March 2, 2021

Ebang International Holdings Inc.

26-27/F, Building 3, Xinbei Qianjiang International Building

Qianjiang Economic and Technological Development Zone

Yuhang District, Hangzhou, Zhejiang, 311100

People’s Republic of China

Ladies and Gentlemen:

We have acted as special United States counsel to Ebang International Holdings Inc., a company incorporated under the laws of the Cayman Islands (the “Company”), in connection with a Registration Statement on Form F-1 (the “Registration Statement”) filed on March 2, 2021 by the Company with the U.S. Securities and Exchange Commission (the “SEC”) under the Securities Act of 1933, as amended (the “Securities Act”), for the proposed resale from time to time by the holders (the “Selling Shareholders”) of certain outstanding class A ordinary share purchase warrants (the “Warrants,” as exercised, the “Warrant Shares”), of up to an aggregate of 13,600,000 Class A ordinary, par value HK$0.001 per share, of the Company, issued pursuant to the Warrants at an exercise price of $11.06 per share, which Warrants were originally issued to the Selling Shareholders on February 23, 2021 in connection with the inducement agreements, each dated February 22, 2021 (the “Inducement Agreements”), to induce the Selling Shareholders to exercise certain warrants to purchase up to an aggregate of 13,600,000 Class A ordinary shares issued by the Company as part of the prior two public offerings during November 2020 to February 2021 at exercise prices of $5.50 and $5.25, respectively.

We hereby consent to the use of our name as it appears under the caption “Legal Matters” in the Registration Statement. In giving such consent, we do not thereby admit that we come within the category of persons whose consent is required under Section 7 of the Securities Act or the rules and regulations of the SEC promulgated thereunder.

Very truly yours,

/s/ Sullivan & Worcester LLP